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                            [Letterhead]


       KNOWN ALL MEN BY THESE PRESENTS, that Martin Anthony Walk, the undersigned, being the owner of five million eight hundred forty-two thousand (5,842,000) shares of American Custom Components Corporation,
  Inc., (a Corporation), Common Stock, do hereby constitute and appoint as my true and lawful Attorney-In-Fact: John Fritch and John Groom, each of whose address is 3310 W. MacArthur Blvd., in the City of Santa Ana, State of California, such individuals being empowered to vote upon the Stock owned by me, or standing in my name, as my PROXY for all issues involving the voting of Common stock of the Stockholders of said Corporation for and in my name, place and stead. Each of the above persons will vote one-half of my shares, such that the two will vote one hundred percent of my outstanding stock. Such voting needs may occur in stock holder meetings or any other format for which voting of stock is required.
  This includes any matters that may be thereafter held by adjournment or otherwise according the number of votes now, or may then be entitled to be voted, hereby granting said Attorney-In-Fact full and complete power and authority to act for me and in my name at the meeting or meetings in the transaction of such other business as may come before the meeting. Said Attorney-In-Fact is empowered to take action as fully as I could do if personally present, with full power of substitution and revocation. My signature below hereby ratifies and confirms all that my said Attorney-In-Fact or a designated substitute may do in my place, name and stead.

  This Proxy will continue in full force until January 31, 2001.

  IN WITNESS WHEREOF, I have hereunto set my hand and seal on this 22nd day of September, 1998.



                                         /s/ Martin Anthony Walk
                                          Martin Anthony Walk


  State of California

  County of Orange

  On September 22, 1998 before me, Martin T. Walk, appeared, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, executed the instrument.

  WITNESS my hand and official seal.

  Signature    /s/ Alejandra Landeros         Seal:

  Mr. Walk is authorized to register 100,000 shares every quarter.
  2nd registration is 12-2-98. Mr. Walk agrees not to sell said stock if it adversely effects [balance unknown].